Exhibit 99

FOR IMMEDIATE RELEASE
February 5, 2004

IDACORP Reports 2003 Annual Earnings;
Reaffirms 2004 Earnings Guidance

BOISE -IDACORP, Inc. (NYSE:IDA) today reported 2003 earnings of $1.22 per share, a 41 cents per share decline from last year's $1.63 per share.

The company reported improved fourth quarter earnings of 10 cents per share compared to last year's net loss of eight cents per share.  Net income for the fourth quarter was $3.8 million, compared to a net loss of $3.0 million for the same period a year earlier.  IDACORP's annual net income was $46.6 million for 2003 and $61.7 million in 2002.

"Our financial performance in 2003 is consistent with our previous guidance, and reflects the impacts of increased power supply costs, escalating maintenance expenses, and charges due to the wind down of two of our non-regulated businesses," said IDACORP President and Chief Executive Officer Jan Packwood.  "With the difficult year behind us, we are poised to provide long term value for our stakeholders with a strategy focused on our core electricity business while allowing for modest investments in growth initiatives.

"In the fourth quarter, consistent with that focus, we decided to wind down our independent power development subsidiary Ida-West Energy.  During the quarter we recorded an impairment charge totaling $8.6 million, or 13 cents per share.

"The fourth quarter results also reflect achievement of another milestone in the continuing wind down of our energy trading business.  On December 29, 2003, IDACORP Energy received from the Overton Power District a $45 million payment in settlement of a $46.1 million long-term receivable under a power purchase contract.  The difference of $1.1 million was written off in the fourth quarter.

"Looking forward, I believe a combination of fair and timely rate relief, our ongoing cost management efforts, and a return to more normal weather patterns will improve our outlook.  While it is too soon to say whether the snow pack, stream flow and temperature patterns that have pressured the utility in recent years have abated, the outlook is encouraging," Packwood added.

EARNINGS GUIDANCE

IDACORP is reaffirming its 2004 consolidated earnings per share guidance in the range of $1.60 to $2.20.  Consolidated earnings will be heavily dependent on the performance at Idaho Power Company (IPC) and the IPC results will be dependent on various factors including weather, water, the outcome of regulatory proceedings and capital expenditures.  Given the uncertainty and potential variations in some of these factors, the earnings guidance for 2004 remains purposely broad.  As the water year progresses and Idaho Power completes its general rate case in Idaho, this guidance will be updated.

Business Operations

IDAHO POWER COMPANY

IPC contributed 38 cents per share to the fourth quarter compared with 31 cents per share in last year's fourth quarter.  For the year, IPC's earnings were $1.44 per share in 2003 and $2.24 per share in 2002.  The 2002 results included a benefit of 92 cents per share resulting from IPC's tax accounting method change for capitalizing overhead costs, along with the expensing of $12 million (19 cents per share) in irrigation lost revenues.  IPC's 2003 results continue to reflect the impact of increased power supply costs and increases in pension, insurance, depreciation and maintenance expenses.  Also in the fourth quarter, IDACORP substantially settled all issues related to the Internal Revenue Service's examination of its federal income tax returns for the years 1998-2000.  The settlement resulted in a benefit of 16 cents per share for IPC, as the deficiencies assessed were less than previously accrued.

General business revenues declined $40.9 million in the fourth quarter compared to a year ago.   While unfavorable weather conditions offset by increases due to customer growth partially contributed to the decline, lower retail prices had the greatest effect.  The May 2003 Power Cost Adjustment resulted in an approximate 18 percent reduction to IPC's overall retail rates in Idaho.  Annual general business revenues were $101.1 million less in 2003 than 2002, and the impact of the PCA rate decrease and the loss of a major industrial customer accounted for virtually all of that difference.  During 2003, IPC added 11,656 retail customers, reaching a total of 426,600 customers.

For the fourth quarter, heating degree-days were down six percent from last year.  Annual 2003 heating degree-days decreased 11 percent from last year and were 14 percent below normal.  During 2003, cooling degree-days were 27 percent greater than last year and 62 percent more than normal.

Revenues from off-system sales were $3.6 million higher quarter over quarter due to increased volumes and higher wholesale regional electricity prices.  On an annual basis, 2003's off-system sales revenues were $16.5 million more than the prior year.

Other operations and maintenance expenses for the fourth quarter 2003 were $5.0 million greater than the comparable period last year.  For the year, these expenses were $13.6 million greater.  Both increases are a reflection of increased pension, wheeling and maintenance expenses.

IPC is midway through its Idaho general rate case that was originally filed with the Idaho Public Utilities Commission (IPUC) on Oct. 16, 2003 when IPC requested approximately $86 million annually in additional revenue, or an average 17.7 percent increase to base rates.  The following table summarizes the timeline of upcoming events scheduled by the IPUC:

Feb. 20 - staff and intervenors file direct case

Mar. 29 - Apr. 6 - formal hearings

May 28 - final IPUC order expected

June 1 - rate adjustment effective

IPC cannot predict what level of rate adjustment the IPUC will grant.

There are early indications of some relief from drought-related pressures on the company's power production profile.  The Feb. 1 hydrological survey shows Snake River Basin snow pack levels at 104 percent of average.  However, due to such factors as depleted reservoir levels upstream of the Idaho Power hydroelectric system, dry soil conditions, and the expected timing of the spring runoff, the Northwest River Forecast Center (RFC) projects 4.3 million acre-feet (maf) of water will flow into Brownlee Reservoir -- Idaho Power's key storage facility -- during the April-through-July period.  Historically, the RFC's average measured inflow into Brownlee is 6.3 maf during the period.  In 2003 and 2002, the inflows were 3.6 and 3.2 maf, respectively.

IDACORP ENERGY

IDACORP Energy (IE) recorded a loss of six cents per share for the quarter compared to a loss of 20 cents per share for the fourth quarter 2002. IE recorded an annual loss of 25 cents per share compared to a loss of 39 cents per share in 2002.  The recent annual results include losses from legal settlements offset by a gain from the sale of the forward electricity contracts.

OTHER SUBSIDIARIES

IDACORP Financial Services contributed seven cents per share to fourth quarter earnings and 27 cents per share for the year, compared with earnings of six cents per share and 23 cents per share in the fourth quarter and 2002, respectively.

Ida-West Energy recorded a net loss of 15 cents per share for the fourth quarter and a loss of 13 cents per share for 2003.  During the fourth quarter, Ida-West recorded an $8.6 million (13 cents per share) write down of various assets, including $3.6 million related to site development costs of the Garnet energy project.  In 2002 Ida-West had written down $8.0 million of equipment investments related to the project.  The other Ida-West asset impairments ($5.0 million) relate to partial impairments of investments in joint ventures.

IDACOMM reported a loss of two cents per share for the fourth quarter 2003 compared to a one-cent-per-share loss in the same quarter last year.  For 2003, IDACOMM reported a five-cents-per-share loss compared to a one-cent-per-share loss in 2002.

IdaTech reported a two-cents-per-share loss in the fourth quarter 2003 compared to a loss of five cents per share in the fourth quarter 2002.  On an annual basis, IdaTech recorded a four-cents-per-share loss in 2003 and a 22-cents-per-share loss in 2002.

The holding company results were a loss of 10 cents per share for the fourth quarter and loss of two cents per share for 2003.  This compares with a five-cent-per-share loss in the fourth quarter 2002 and eight-cent-per-share loss for 2002.  The majority of the 2003 fourth quarter loss is related to the effects of the intra-period allocation of income taxes.

Conference Call and SEC Form 10-K Filing Date

The company will hold an analyst conference call today at 2:30 p.m. Mountain (4:30 p.m. Eastern).  All parties interested in listening may do so through a live Web cast.  Details of the conference call logistics are posted on the company's website (http://www.idacorpinc.com).  A replay of the conference call will be available on the company's website for a period of 12 months.   IDACORP expects to file its SEC Form 10-K Annual Report on March 4.

Background Information

Boise, Idaho-based IDACORP, formed in 1998, is a holding company comprised of Idaho Power Company, a regulated electric utility; Ida-West Energy, a manager and developer of independent power projects; IDACORP Financial, an investment vehicle that makes investments primarily in low-income housing projects; IdaTech, a developer of fully integrated fuel cell systems; IDACOMM, a telecommunications subsidiary providing high-speed Internet access technologies, and its subsidiary Velocitus, a commercial and residential Internet service provider; and IDACORP Energy, a marketer of energy and energy-related products and services that is winding down its operations.

Certain statements contained in this news release, including statements with respect to future earnings, ongoing operations, and financial conditions, are "forward-looking statements" within the meaning of federal securities laws.  Although IDACORP and IPC believe that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements.   Important factors that could cause actual results to differ materially from the forward-looking statements include: changes in governmental policies and regulatory actions, including those of the Federal Energy Regulatory Commission, the Idaho Public Utilities Commission and the Oregon Public Utility Commission, with respect to allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of plant facilities, relicensing of hydroelectric projects, recovery of purchased power, recovery of other capital investments, and present or prospective wholesale and retail competition (including but not limited to retail wheeling and transmission costs) and other refund proceedings; litigation resulting from the energy situation in the western United States; economic, geographic and political factors and risks; changes in and compliance with environmental and safety laws and policies; weather variations affecting customer energy usage; operating performance of plants and other facilities; system conditions and operating costs; population growth rates and demographic patterns;  pricing and transportation of commodities; market demand and prices for energy, including structural market changes; changes in capacity and fuel availability and prices; changes in tax rates or policies, interest rates or rates of inflation; changes in actuarial assumptions; adoption of or changes in critical accounting policies or estimates; exposure to operational, market and credit risk; changes in operating expenses and capital expenditures; capital market conditions; rating actions by Moody's, Standard & Poor's, and Fitch; competition for new energy development opportunities; results of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general economic conditions; natural disasters, acts of war or terrorism; increasing health care costs and the resulting effect on health insurance premiums paid for employees and on the obligation to provide post retirement health care benefits; increasing costs of insurance, changes in coverage terms and the ability to obtain insurance; legal and administrative proceedings (whether civil or criminal) and settlements that influence business and profitability; and new accounting or Securities and Exchange Commission requirements, or new interpretation or application of existing requirements.  Any such forward-looking statements should be considered in light of such factors and others noted in the companies' Form 10-K for the year 2002, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003, and other reports on file with the Securities and Exchange Commission.

IDACORP, Inc.

Consolidated Statement of Operations
For Periods Ended December 31, 2003 and 2002
Summary Financial Information
(Unaudited)
(Thousands of Dollars, except per share data)

	Three Months Ended		Year-To-Date
	12/31/03	12/31/02	12/31/03	12/31/02
Operating Revenues:
Electric utility:
General business	$141,047	$181,899	$670,969	$772,035
Off system sales	16,684	13,037	71,573	55,031
Other revenues	9,078	11,895	40,178	41,974
Total Electric Utility Revenue	166,809	206,831	782,720	869,040
Energy marketing:
Energy commodities & services	183	9,562	19,916	46,410
Other	4,578	3,405	20,366	13,350
Total Operating Revenues	171,570	219,798	823,002	928,800

Operating Expenses:
Electric Utility:
Purchased power	28,076	30,488	150,980	142,102
Fuel expense	24,845	26,706	99,897	102,871
Power cost adjustment	3,319	37,111	70,762	170,489
Other operations & maintenance	56,584	51,605	220,983	207,355
Depreciation	24,798	23,676	97,651	93,609
Taxes other than income taxes	5,181	4,538	20,753	19,953
Total Electric Utility	142,803	174,124	661,026	736,379

Energy marketing:
Cost of energy commodities and services	(722)	5,311	1,250	42,113
Selling, administrative & general	3,095	16,748	24,349	30,220
Net loss (gain) on legal disputes	1,134	(17)	12,072	(2,793)
Other	14,606	19,611	40,243	44,241
Total operating expenses	160,916	215,777	738,940	853,160

Operating Income (Loss):
Electric utility	24,006	32,707	121,694	132,661
Energy marketing	(3,324)	(12,480)	(17,755)	(26,130)
Other	(10,028)	(16,206)	(19,877)	(30,891)
Total Operating Income	10,654	4,021	84,062	75,640

Other Income
	6,950	2,905	24,412	19,218

Other Expenses
	6,754	5,423	18,083	15,388

Interest Expense and Other:
Interest on long-term debt	14,457	13,977	58,670	54,147
Other interest expense	414	2,146	2,832	10,211
Preferred dividends -Idaho Power Company	849	1,008	3,430	4,587
Total Interest and Other	15,720	17,131	64,932	68,945

Income (Loss) Before Income Taxes	(4,870)	(15,628)	25,459	10,525

Income Taxes Benefits	(8,624)	(12,620)	(21,119)	(51,147)

Net Income (Loss)	$3,754	$(3,008)	$46,578	$61,672

Average Common Shares
Outstanding (000's)	38,207	37,919	38,186	37,729

Earnings per Share
(Basic and Diluted)	$0.10	$(0.08)	$1.22	$1.63

IDACORP, Inc.
Condensed Consolidated Statements of Cash Flows
For Twelve Months Ended December 31, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	Twelve Months Ended
	12/31/03	12/31/02
Operating Activities
Net income	$46,578	$61,672
Adjustments to reconcile net income to net cash provided by
operating activities:
Net non-cash loss on legal disputes	12,072	-
Impairment of long-lived assets	3,498	8,064
Allowance for uncollectible accounts	2,538	782
Unrealized losses from energy marketing activities	42,517	65,965
Depreciation and amortization	129,070	122,831
Deferred taxes and investment tax credits	(61,985)	(110,666)
Accrued PCA costs	68,358	164,201
Change in:
Receivables and prepayments	155,613	27,749
Accounts payable and other accrued liabilities	(82,570)	(145,868)
Taxes receivable/accrued	(10,986)	98,970
Other	6,369	54,716

Net cash provided by operating activities	311,072	348,416

Investing Activities	(153,590)	(187,328)

Financing Activities
Proceeds from issuance of other long-term debt	255,292	200,000
Retirement of other long-term debt	(230,003)	(89,403)
Decrease in short-term borrowings	(82,550)	(186,300)
Dividends on common stock	(64,726)	(70,178)
Other	(3,072)	(39,159)

Net cash used in financing activities	(125,059)	(185,040)

Net increase (decrease) in cash and cash equivalents	32,423	(23,952)

Cash and cash equivalents beginning of period	42,736	66,688

Cash and cash equivalents end of period	$75,159	$42,736

IDACORP, Inc.
Consolidated Balance Sheets
As of December 31, 2003 and 2002
(Unaudited)
Summary Financial Information
(Thousands of Dollars)

	12/31/03	12/31/02

Assets
Cash and cash equivalents	$75,159	$42,736
Receivables net of allowance	58,598	139,226
Energy marketing assets	382	85,138
Employee notes	3,347	3,240
Other current assets	92,441	117,488
Total current assets	229,927	387,828

Investments	204,474	206,348
Property, plant and equipment-net	2,088,319	1,906,498

Energy marketing assets - long-term	1,205	64,733
Regulatory assets	427,815	482,159
Employee notes	4,775	4,615
Other assets	128,264	197,313
Total other assets	562,059	748,820

Total Assets	$3,084,779	$3,249,494

Liabilities And Shareholders' Equity
Current maturities of long-term debt	$67,923	$89,592
Notes payable	93,650	176,200
Accounts payable	60,916	130,930
Energy marketing liabilities	523	59,917
Other current liabilities	80,517	116,526
Total current liabilities	303,529	573,165

Deferred income taxes	554,715	595,820
Energy marketing liabilities - long-term	1,240	51,761
Regulatory liabilities	258,524	114,247
Other liabilities	104,290	87,605
Total other liabilities	918,769	849,433

Long-term debt	945,834	898,676
Preferred stock of Idaho Power Company	52,366	53,393
Shareholders' equity	864,281	874,827

Total Liabilities & Shareholders' Equity	$3,084,779	$3,249,494

Idaho Power Company Supplemental Operating Statistics

	Three Months Ended		Year-To-Date
	12/31/03	12/31/02	12/31/03	12/31/02
Energy Use - MWh

Residential	1,177,247	1,177,758	4,426,976	4,386,793
Commercial	879,269	868,743	3,511,235	3,460,977
Industrial	829,523	814,085	3,206,182	3,225,781
Irrigation	115,465	103,854	1,835,638	1,820,516
Total General Business	3,001,504	2,964,440	12,980,031	12,894,067
Off-System Sales	437,325	427,927	1,829,940	2,068,505
Total	3,438,829	3,392,367	14,809,971	14,962,572

Revenue ($000's)

Residential	$67,778	$82,628	$275,920	$305,827
Commercial	39,862	49,973	173,820	196,454
Industrial	27,859	44,111	128,620	176,648
Irrigation	5,548	5,187	92,609	93,106
Total General Business	141,047	181,899	670,969	772,035
Off-System Sales	16,684	13,037	71,573	55,031
Total	$157,731	$194,936	$742,542	$827,066

Customers - Period End

Residential	354,704	344,447
Commercial	54,765	53,661
Industrial	113	118
Irrigation	17,018	16,718
Total	426,600	414,944